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                                                                   EXHIBIT 23.03

                             [KPMG LLP LETTERHEAD]

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
TeleBackup Systems Inc.


We consent to the use of our report dated February 5, 1999 with respect to the balance sheets of TeleBackup Systems Inc. as at December 31, 1997 and 1998, and the related statements of operations and deficit and changes in financial position for each of the years in the three year period ended December 31, 1998, which report appears in the Joint Management Information Circular and Proxy Statement filed with the Securities and Exchange Commission on April 20, 1999, and to the reference to our firm under the heading "TeleBackup Selected Historical Financial Data" and "Experts" in the Joint Management Information Circular and Proxy Statement.



/s/ KPMG LLP

Chartered Accountants

Calgary, Canada
April 20, 1999